Exhibit (ix)
FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES PARTICIPATING IN THE
OPTION EXCHANGE PROGRAM
CONFIRMING RECEIPT OF ELECTION FORM (PAPER FORM)

Date:	[___ ___], 2009
To:	RFMD Eligible Employees participating in the Option Exchange Program
From:	Brenda Hatley, Senior Treasury Analyst
Subject:	Confirmation of Receipt of Election Form (Paper Form)
This message confirms that we have received your Election Form submitted in paper form. If your Election Form is properly completed, and all eligibility requirements are met, we will accept your Eligible Options elected for exchange, subject to the terms and conditions set forth in the Offer to Exchange, at 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009, unless this Offer is extended by RFMD, in its sole discretion. If you submitted the Election Form in paper form and did not strike through any grants on your Eligible Option Information Sheet, then all of the identified Eligible Options will be cancelled upon expiration of the Offer to Exchange.
Unless you withdraw your tendered Eligible Options by providing us: (i) a properly completed new Election Form (submitted electronically through the Option Exchange Program website at www.rfmdoptionexchange.com); (ii) a properly completed new Election Form in paper form bearing a later date than your earlier Election Form; or (iii) a properly completed Notice of Withdrawal bearing a later date than any of your Election Forms, before 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009 (or, if the Offer to Exchange is extended in RFMD’s sole discretion, before the new closing date), we will cancel all Eligible Options that you have properly tendered for exchange. If you do not withdraw your tendered Eligible Options and we accept your Eligible Options for exchange, promptly following the expiration of this Offer to Exchange we will provide you with a Rights Letter confirming that your Eligible Options have been accepted for exchange and have been cancelled.
If you have any questions, please direct your questions via e-mail to “Option Exchange Coordinator” (OEC@rfmd.com) or by fax to (336) 678-0360.